UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 14, 2018

Regulus Therapeutics Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35670	26-4738379
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

10614 Science Center Drive San Diego, CA	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 202-6300

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)

On April 14, 2018, our Board of Directors (the “Board”) appointed Kathryn J. Collier to the Board, to serve until our next annual meeting of stockholders and until her successor is duly elected and qualified, or until her earlier death, resignation or removal. Concurrently with her appointment to the Board, the Compensation Committee of the Board determined that Ms. Collier is an “Eligible Director” as that term is defined in our Non-Employee Director Compensation Policy, attached as Exhibit 10.4 to our Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 3, 2017. Accordingly, on April 16, 2018, Ms. Collier became a participant in our Non-Employee Director Compensation Policy and received an automatic grant under our 2012 Equity Incentive Plan (the “Plan”) of an option to purchase up to 110,000 shares of our common stock at an exercise price of $0.64 per share. One-third of the shares subject to the option vest on the one-year anniversary of the date of grant and the balance of shares subject to the option vest in a series of 24 equal monthly installments thereafter, subject to the terms of the Plan. Ms. Collier has also entered into our standard form of indemnification agreement, the form of which is attached as Exhibit 10.1 to our Registration Statement on Form S-1, as amended (File No. 333-183384), originally filed with the SEC on August 17, 2012.

Concurrently with her appointment to the Board, Ms. Collier was also appointed to serve on the Audit Committee and the Nominating & Corporate Governance Committee of the Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Regulus Therapeutics Inc.

Date: April 17, 2018	By:	/s/ Joseph Hagan
Joseph Hagan
President and Chief Executive Officer